HealthCare Capital Corp.

MEMO

TO:      Mr. Ed Kawasaki

FROM:    Brandon Dawson

CC:      Doug Good

DATE:    August 8, 1996

RE:      Contract Terms/V.P. Finance



Per our conversation the other day, here are the terms of the contract we are offering to you for the position of V.P. of Finance:

o        Base Salary of $68,000

o Minimum increase of 10% at the end of the first 6 months of employment, with another increase of at last 10% after 18 months.

o Salary escalates to level of other V.P.'s upon receiving the title of Chief Financial Officer.

o        18 month severance package for any termination except for cause.

o        Dismissal only for cause.

o Immediate eligibility for benefits. Reimbursement will be made for any medical & dental premiums, until our group health plan is implemented.

o Options issued concurrent with contract at market strike price under qualified plan.

         -400,000 options @ current market value, to be vested over 4 years, at the rate of 100,000 annually, exercisable at the anniversary of your start date with HealthCare.

         -These options will break out as follows:

                  o        200,000 from company (first 2 years)

                  o        100,000 from Brandon & Roger (3rd year)




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                  o        100,000 from Brandon & Roger (4th year)

         -An additional 100,000 options will be offered at such time as Doug Good transfers all CFO responsibilities for the company over.

o        Home office including computer, fax, phone line.

o        Parking pass for bldg parking garage.

o        Cellular phone and pager

o 3 weeks paid vacation, annually, as well as all holidays observed by company and sick days.

o        Indemnification


I think this covers most everything. If you have any questions, please feel free to call me at the office or at home.



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